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                                                                    EXHIBIT 12.1



                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES





                                                                                       Twelve Months Ended December 31,
                                                                                           2000               1999
                                                                                       ------------        ------------
                                                                                       (Thousands, except ratio amounts)

Pretax income from continuing operations .......................................       $   (516,978)       $    (66,693)

Undistributed income of less than 50% owned equity investees ...................             (2,510)                267
Minority interest in income of majority owned subsidiaries with fixed
charges ........................................................................                408              (1,490)
Add fixed charges as adjusted (from below) .....................................            319,637             276,419
                                                                                       ------------        ------------
                                                                                       $   (199,443)       $    208,503
                                                                                       ------------        ------------


Fixed charges:
Interest expense:
     Corporate .................................................................       $    275,157        $    236,241
     Financial services ........................................................              8,833              11,805
     Capitalized ...............................................................                  1               1,430
Amortization of debt cost ......................................................              6,392               1,954
1/3 of rental expense ..........................................................             29,255              26,419
                                                                                       ------------        ------------
Fixed charges ..................................................................            319,638             277,849
Less:  Capitalized interest ....................................................                 (1)             (1,430)
                                                                                       ------------        ------------
Fixed charges as adjusted ......................................................       $    319,637        $    276,419
                                                                                       ============        ============


Ratio (earnings divided by fixed charges)* .....................................              (0.62)               0.75
                                                                                       ============        ============

* For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, extraordinary gains, and cumulative effect of accounting change; less undistributed income of equity investees which are less than 50% owned; plus the minority interest of majority owned subsidiaries with fixed charges, and fixed charges (excluding capital interest). Fixed charges consist of interest expense, whether capitalized or expensed, amortization of debt costs and one-third of rental expense which the Company considers representative of the interest factor in the rentals. The decrease in the Company's ratio of earnings to fixed charges in 2000 compared to 1999 is attributable to restructuring and nonrecurring charges recorded (see note seventeen to the consolidated financial statements in Item 8 of this Form 10-K) and increased interest expense related to the Company not being able to access commercial paper markets. Without the above mentioned restructuring and nonrecurring charges, the ratio of earnings to fixed charges would have been 0.82 and 2.16 for the years ended December 31, 2000 and 1999.